Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Openwave Systems Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 15, 2008, with respect to the consolidated balance sheets of Openwave Systems, Inc. (the Company) and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operation, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which report appears in the June 30, 2008 annual report on Form 10-K of Openwave Systems, Inc.

As discussed in Note 12 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective July 1, 2007.

Mountain View, California

December 22, 2008

/s/ KPMG LLP